EXHIBIT 99.1

News Release

First Solar, Inc. Announces First Quarter 2018 Financial Results

•	Net sales of $567 million

•	GAAP EPS of $0.78

•	Cash and marketable securities of $2.9 billion, net cash of $2.4 billion

•	YTD net bookings of 3.3GWDC; 2.0GWDC booked since prior earnings call

•	Series 6 module production commenced in early April

TEMPE, Ariz., April 26, 2018 – First Solar, Inc. (Nasdaq: FSLR) today announced financial results for the first quarter 2018. Net sales for the first quarter were $567 million, an increase of $228 million from the prior quarter due to the sale of international projects in India and Japan and the sale of the Rosamond project in the U.S., partially offset by lower third-party module sales.

The Company reported first quarter GAAP earnings per share (“EPS”) of $0.78, compared to a GAAP loss per share of $(4.14) in the fourth quarter of 2017. The previous quarter non-GAAP loss per share, adjusted for restructuring and asset impairment charges and the impact of U.S. tax reform, was $(0.25). Net income increased compared to the prior quarter primarily as a result of lower tax expense, improved net sales, the mix of higher gross profit projects and higher other income.

Cash and marketable securities at the end of the first quarter decreased slightly to $2.9 billion from $3.0 billion at the end of the fourth quarter. The decrease primarily resulted from capital expenditures to support the Series 6 manufacturing ramp, partially offset by a reimbursement of overfunded amounts from our module collection and recycling trust.

“Our first quarter earnings and continued bookings momentum provide a positive start to the year,” said Mark Widmar, CEO of First Solar. “Our earnings for the quarter were supported by the sale of both domestic and international projects, combined with efficient management of core operating expenses. Customer demand for our Series 6 product continues to be strong as evidenced by our year-to-date net bookings of 3.3GWDC. We also achieved significant technology milestones this month with the start of Series 6 production in Ohio and the first commercial module shipments to systems projects. We remain focused on leveraging the advantages of our differentiated technology and applying our disciplined operating approach to achieve our near-term and long-term priorities.”

The Company lowered its 2018 net cash guidance by $100 million primarily as a result of higher capital expenditures for additional Series 6 capacity.

2018 GAAP Guidance	Prior	Current
Net Sales	$2.45B to $2.65B	Unchanged
Gross Margin %[1]	21.5% to 22.5%	Unchanged
Operating Expenses[2]	$400M to $410M	Unchanged
Operating Income	$130M to $180M	Unchanged
Earnings per Share	$1.50 to $1.90	Unchanged
Net Cash Balance[3]	$2.1B to $2.3B	$2.0B to $2.2B
Operating Cash Flow	$100M to $200M	$0 to $100M
Capital Expenditures	$700M to $800M	$850M to $950M
Shipments	2.9GW to 3.0GW	Unchanged

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1.	Includes approximately $60 million of ramp penalty costs

2.	Includes approximately $120 million of production start-up expense

3.	Defined as cash and marketable securities less expected debt at the end of 2018

For a reconciliation of the non-GAAP measure presented above to the corresponding measure presented in accordance with generally accepted accounting principles in the United States (“GAAP”), see the tables below.

First Solar has scheduled a conference call for today, April 26, 2018 at 4:30 p.m. ET to discuss this announcement. A live webcast of this conference call is available at investor.firstsolar.com. An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will remain available until May 3, 2018 at 7:30 p.m. ET and can be accessed by dialing 888-203-1112 if you are calling from within the United States or 719-457-0820 if you are calling from outside the United States and entering the replay pass code 1693973. A replay of the webcast will be available on the Investors section of the Company’s website approximately two hours after the conclusion of the call and will remain available for approximately 90 calendar days.

About First Solar, Inc.

First Solar is a leading global provider of comprehensive photovoltaic (“PV”) solar systems which use its advanced module and system technology. The Company's integrated power plant solutions deliver an economically attractive alternative to fossil-fuel electricity generation today. From raw material sourcing through end-of-life module recycling, First Solar’s renewable energy systems protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.

For First Solar Investors

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical fact, are forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning: our financial guidance for 2018; the impact of U.S. tax reform; the transition to Series 6 module manufacturing in 2018; and our business and financial objectives for 2018. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events and therefore speak only as of the date of this release. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason, whether as a result of new information, future developments or otherwise. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to: structural imbalances in global supply and demand for PV solar modules; the market for renewable energy, including solar energy; our competitive position and other key competitive factors; reduction, elimination, or expiration of government subsidies, policies, and support programs for solar energy projects; our ability to execute on our long-term strategic plans; our ability to execute on our solar module technology and cost reduction roadmaps; interest rate fluctuations and both our and our customers’ ability to secure financing; our ability to attract new customers and to develop and maintain existing customer and supplier relationships; our ability to successfully develop and complete our systems business projects; our ability to convert existing production facilities to support new product lines, such as Series 6 module manufacturing; general economic and business conditions, including those influenced by U.S., international, and geopolitical events; environmental responsibility, including with respect to cadmium telluride (“CdTe”) and other semiconductor materials; claims under our limited warranty obligations; changes in, or the failure to comply with, government regulations and environmental, health, and safety requirements; effects resulting from pending litigation; future collection and recycling costs for solar modules covered by our module collection and recycling program; our ability to protect our intellectual property; our ability to prevent and/or minimize the impact of cyber-attacks or other breaches of our information systems; our continued investment in research and development; the supply and price of components and raw materials, including CdTe; our ability to attract and retain key executive officers and associates; and the matters discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” of

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our most recent Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q, as supplemented by our other filings with the Securities and Exchange Commission.

Contacts

First Solar Investors
Steve Haymore
602-414-9315
stephen.haymore@firstsolar.com

First Solar Media
Steve Krum
602-427-3359
steve.krum@firstsolar.com

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FIRST SOLAR, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	March 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$1,858,338	$2,268,534
Marketable securities	1,020,136	720,379
Accounts receivable trade, net	273,277	211,797
Accounts receivable, unbilled and retainage	151,393	174,608
Inventories	174,070	172,370
Balance of systems parts	65,374	28,840
Project assets	10,094	77,931
Notes receivable, affiliate	20,411	20,411
Prepaid expenses and other current assets	197,206	157,902
Total current assets	3,770,299	3,832,772
Property, plant and equipment, net	1,311,642	1,154,537
PV solar power systems, net	355,143	417,108
Project assets	430,678	424,786
Deferred tax assets, net	64,427	51,417
Restricted cash and investments	354,082	424,783
Equity method investments	200,955	217,230
Goodwill	14,462	14,462
Intangibles assets, net	79,607	80,227
Inventories	116,397	113,277
Note receivable, affiliate	47,798	48,370
Other assets	94,699	85,532
Total assets	$6,840,189	$6,864,501
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$136,897	$120,220
Income taxes payable	10,164	19,581
Accrued expenses	297,446	366,827
Current portion of long-term debt	6,062	13,075
Deferred revenue	67,336	81,816
Other current liabilities	35,833	48,757
Total current liabilities	553,738	650,276
Accrued solar module collection and recycling liability	170,352	166,609
Long-term debt	431,817	380,465
Other liabilities	524,911	568,454
Total liabilities	1,680,818	1,765,804
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 104,762,691 and 104,468,460 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	105	104
Additional paid-in capital	2,797,671	2,799,107
Accumulated earnings	2,380,178	2,297,227
Accumulated other comprehensive (loss) income	(18,583)	2,259
Total stockholders’ equity	5,159,371	5,098,697
Total liabilities and stockholders’ equity	$6,840,189	$6,864,501

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FIRST SOLAR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Net sales	$567,265	$339,181	$891,791
Cost of sales	394,467	277,111	807,607
Gross profit	172,798	62,070	84,184
Operating expenses:
Selling, general and administrative	41,126	54,997	48,199
Research and development	20,324	23,583	22,799
Production start-up	37,084	20,488	1,150
Restructuring and asset impairments	—	(1,927)	20,031
Total operating expenses	98,534	97,141	92,179
Operating income (loss)	74,264	(35,071)	(7,995)
Foreign currency (loss) gain, net	(2,517)	(3,474)	246
Interest income	11,824	13,340	6,417
Interest expense, net	(5,182)	(6,073)	(9,169)
Other income (expense), net	17,934	(1,215)	25,861
Income (loss) before taxes and equity in earnings	96,323	(32,493)	15,360
Income tax expense	(11,625)	(398,765)	(5,679)
Equity in earnings, net of tax	(1,747)	(1,196)	(552)
Net income (loss)	$82,951	$(432,454)	$9,129

Net income (loss) per share:
Basic	$0.79	$(4.14)	$0.09
Diluted	$0.78	$(4.14)	$0.09
Weighted-average number of shares used in per share calculations:
Basic	104,550	104,448	104,103
Diluted	106,305	104,448	104,410

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Non-GAAP Financial Measures

In this release, we provide non-GAAP earnings per share for the three months ended December 31, 2017. We have included this non-GAAP financial measure to adjust for (i) restructuring, asset impairment and related charges primarily associated with the transition from Series 4 to Series 6 production, (ii) the tax effect associated with these items and (iii) the tax effect associated with U.S. tax reform. We believe non-GAAP earnings per share, when taken together with corresponding GAAP financial measure, is relevant and useful information to our investors because it provides them with additional information in assessing our financial operating results. Our management uses this non-GAAP financial measure in evaluating our operating performance. However, this measure has limitations, including that it excludes the effect of certain changes to our assets and liabilities and certain amounts that we may ultimately have to pay in cash. Accordingly, this non-GAAP financial measure should be considered in addition to, and not as a substitute for, or superior to earnings per share prepared in accordance with GAAP. The following is the reconciliation of earnings per share prepared in accordance with GAAP to non-GAAP earnings per share for the period presented (in millions, except per share amounts):

Three Months Ended December 31, 2017
Net loss	$(432.5)

Restructuring and asset impairments	(1.9)
Tax effect of restructuring and asset impairments*	0.2
Tax effect of U.S. tax reform	$408.1
Non-GAAP net loss	$(26.1)

Weighted-average number of shares used for diluted earnings per share	104.4

GAAP loss per share	$(4.14)
Non-GAAP loss per share	$(0.25)

*	Restructuring treated as a non-discrete item for tax purposes and reflected in the effective tax rate over the duration of 2017.

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